UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2007

VIRAGE LOGIC CORPORATION

(Exact name of registrant as specified in its charter)

000-31089

(Commission File Number)

Delaware	77-0416232
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

47100 Bayside Parkway

Fremont, California 94538

(Address of principal executive offices, with zip code)

(510) 360-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On January 4, 2005, Virage Logic Corporation (the “Company”) issued a press release updating its guidance for 2007 first quarter revenue. The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this current report on Form 8-K.

The information in Item 2.02 of this current report on Form 8-K and exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b)	On January 4, 2007, Adam A. Kablanian resigned from his positions as President and Chief Executive Officer of the Company and all its subsidiaries and affiliates, and was appointed Chairman of the Board of Directors of the Company.

On January 4, 2007, James J. Ensell resigned from his position as Senior Vice President of Marketing and Business Development.

(c)	On January 4, 2007, the Company appointed J. Daniel McCranie as President and Chief Executive Officer of the Company and all its subsidiaries and affiliates. Mr. McCranie has served as the Company’s Executive Chairman of the Board of Directors and Co-Principal Executive Officer since March 2006. Previously, Mr. McCranie was the Company’s Chairman of the Board of Directors from August 2003 to March 2006. Before joining the Company, Mr. McCranie was Vice President of Sales and Marketing for Cypress Semiconductor from September 1993 to February 2001. Mr. McCranie was Chairman, Chief Executive Officer and President of SEEQ Technology from February 1984 to September 1993. Mr. McCranie has served as Chairman of the Board of Directors of ON Semiconductor Corp. since November 2001. He is a member of the Board of Directors of Actel Company and a member of the Board of Directors of Cypress Semiconductor. Mr. McCranie holds a B.S. in Electrical Engineering from Virginia Polytechnic Institute.

(e)	In connection with Mr. Kablanian’s resignation, the Company has negotiated possible terms of an Agreement and Release (the “Kablanian Agreement”) with Mr. Kablanian. The proposed Kablanian Agreement provides for the following severance benefits in exchange for, among other things, Mr. Kablanian’s release of claims against the Company:

•	Mr. Kablanian will continue to receive his salary at the rate in effect on the date of his resignation, less applicable withholdings, through December 31, 2007;

•	The Company will continue to pay applicable premiums for health insurance benefits for Mr. Kablanian through December 31, 2007, or until Mr. Kablanian earlier obtains comparable benefits under another employer’s health insurance plan;

•	Any unvested stock options or equity awards granted and outstanding as of January 4, 2007 shall continue to vest in accordance with the terms of the governing documents as long as Mr. Kablanian continues to serve on the Company’s board of directors.

The Kablanian Agreement additionally provides that Mr. Kablanian will abide by the terms and conditions set forth in the Employee Invention and Confidential Information Agreement. The foregoing terms are subject to the actual terms of the final negotiated Kablanian Agreement which will be filed with the Company’s next quarterly report on Form 10-Q.

In connection with Mr. Ensell’s resignation, the Company entered into an Agreement and Release (the “Ensell Agreement”) with Mr. Ensell. If Mr. Ensell does not revoke his consent to the Ensell Agreement, the Ensell Agreement will become effective on January 12, 2007. The Ensell Agreement provides for the following severance benefits in exchange for, among other things, Mr. Ensell’s release of claims against the Company:

•	Mr. Ensell will receive a lump sum cash payment of $107,499.48, less applicable withholdings, as soon as practicable following January 12, 2007;

•	The Company will continue to pay applicable premiums for health insurance benefits for Mr. Ensell through June 30, 2007, or until Mr. Ensell earlier obtains comparable benefits under another employer’s health insurance plan;

•	The vesting of Mr. Ensell’s equity awards shall cease as of the date of resignation.

The Ensell Agreement additionally provides that Mr. Ensell will abide by the terms and conditions set forth in the Employee Invention and Confidential Information Agreement.

In connection with Mr. McCranie’s appointment, he will receive a base salary of $300,000 per annum and will participate in the Company’s Fiscal Year 2007 Bonus Plan. The foregoing is subject to the actual terms of any written understanding, if any, which the Company and Mr. McCranie may enter into. If such written understanding is entered into, it will be filed with the Company’s next quarterly report on Form 10-Q.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1	Press release dated January 4, 2007

99.2	Agreement and Release with James J. Ensell

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRAGE LOGIC CORPORATION

Date: January 9, 2007	By:	/s/ J. Daniel McCranie
J. Daniel McCranie
President and Chief Executive Officer

EXHIBIT INDEX

99.1	Press release dated January 4, 2007

99.2	Agreement and Release with James J. Ensell